EXHIBIT 10(z)

WEYERHAEUSER COMPANY
DIRECTOR RESTRICTED STOCK UNIT AWARD
GRANT NOTICE AND TERMS AND CONDITIONS

Grant
Weyerhaeuser Company (the “Company”) hereby grants to [_________________] (“Director”) an award of [_______] restricted stock units (the “Awards”). The grant date for the Awards is [___] (the “Grant Date”).
Terms and Conditions
The Awards are granted pursuant to the Weyerhaeuser Company 2013 Long-Term Incentive Plan (the “2013 Plan”) and the 2011 Fee Deferral Plan for Directors of Weyerhaeuser Company (Amended and Restated Effective January 1, 2016) (the “Deferral Plan, and together with the 2013 Plan, the “Plans”).
The Awards are subject to all terms and conditions set forth in the Plans and in this Grant Notice and Terms and Conditions (this “Agreement”). Awards represent the Company’s unfunded and unsecured promise to issue shares of the Company’s Common Stock to the Director at a future date.
Copies of the Plans are available upon request to the Company’s Corporate Secretary. In the event of any conflict between the terms of the Plans, the terms of the 2013 Plan shall govern. Capitalized terms not explicitly defined in this Agreement but defined in the Plans have the definitions given to such terms in the Plans.
1.    Vesting. Subject to the provisions of Section 4, the following vesting schedule will apply to the Awards: on the one-year anniversary of the Grant Date, 100% of the Awards will vest. Awards that have not vested in accordance with this paragraph are subject to forfeiture as described in Section 4.
2.    Conversion of Awards and Issuance of Shares. Subject to any limitations set forth in this Agreement (including Sections 4, 8 and 10) and the Plans, and subject to any deferral election made pursuant to Section 3, one share of Company Common Stock shall be issued to the Director for each Award that vests (the “Shares”) on or as soon as practicable after (but in all events by a date which is within 30 days following) the earliest of the following release events: (a) the one-year anniversary of the Grant Date, (b) a Termination Event, and (c) the date of a Change in Control that qualifies as a “change in control event” for purposes of Treas. Reg. § 1.409A-3(i)(5) (each a “Release Event”). No fractional shares of Common Stock shall be issued under this Agreement. If the Director elects to defer settlement of a percentage of the Awards pursuant to Section 3, such percentage of the Awards shall be settled in accordance with such deferral.
3.    Deferral of Payment of Awards. The Director may elect to defer settlement of a percentage of the Awards in accordance with the procedures set forth in Section 4(c) of the Deferral Plan.
4.    Termination of Service; Death; Disability; Change in Control. In the event of the Director’s Separation from Service, death, Disability, or a Change in Control while Awards are outstanding, the following vesting provisions will apply.
(a)    Termination of Service Other than Due to Death or Disability. In the event of the Director’s Separation from Service for any reason other than death or Disability prior to the occurrence of a Release Event, the Director will receive a pro-rated number of Awards based on the number of days of service as a

EXHIBIT 10(z)

member of the Board after the Grant Date. The pro-rated number of Awards will be calculated by multiplying the number of Awards by a fraction, the numerator of which equals the number of days that have elapsed since the Grant Date and the denominator of which equals 365. Subject to Section 10, the pro-rated number of Awards will be released pursuant to Section 2 above. The remaining Awards will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards.

(b)    Termination of Service for Cause. In the event of the Director’s Separation from Service for Cause prior to the occurrence of any Release Event, then notwithstanding anything to the contrary herein, including, but not limited to, Section 4(a), any outstanding Awards will be immediately forfeited at the time the Company first notifies the Director of the termination of the Director’s service for Cause.
(c)    Death or Disability. In the event of the Director’s death or Disability while actively serving as a member of the Board and prior to the occurrence of any other Release Event (a “Termination Event”), the Director will receive 100% of the Awards. Subject to Section 10, the Awards will be released pursuant to Section 2 above. In the event of the Director’s death, payment will be made to the Director’s Beneficiary (as such term is defined in the Deferral Plan).
(d)    Change in Control. In the event of a Change in Control prior to the occurrence of any other Release Event, the Director will receive 100% of the Awards. Subject to Section 10, the Awards will be released pursuant to Section 2 above.
(e)    Definitions. For purposes of this Section 4, and subject to Section 10, the following defined terms have the following meanings:
i.    “Cause” means (i) conviction of a felony or (ii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
ii.    “Change in Control” has the meaning assigned to such term in the 2013 Plan.
iii.     “Disability” means a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4) (or successor provisions).
iv.    “Separation from Service” has the meaning assigned to such term in the Deferral Plan.
5.    Dividends. If the Company declares and pays dividends on Common Stock during the time period when Awards are outstanding, each such Award shall be credited with an additional amount equivalent to the dividend that would have been paid with respect to such Award if it had been an actual share of Common Stock. The amount of such dividend equivalents shall be converted into additional Awards in the manner provided in Section 6(b) of the Deferral Plan, such additional Awards to be subject to the same vesting, payment and forfeiture provisions as the original Awards upon which such dividend equivalent amounts were credited.
6.    No Rights as Shareholder until Vesting and Issuance of Shares. Except as otherwise specifically provided in this Agreement, the Director will not be entitled to any voting or other rights of a shareholder of Common Stock with respect to any outstanding Awards. Upon vesting of the Awards and issuance of Shares, the Director will obtain full voting and other rights as a shareholder of the Company.
7.    Compliance. The Director may sell, pledge, assign, hypothecate, transfer or dispose of the Awards or Shares issued in respect of the Awards only in compliance with the Company’s policies and applicable laws and regulations, including the registration requirements of the Securities Act of 1933, as amended.

EXHIBIT 10(z)

8.    Taxes. The Company may withhold from any payment under the Plan or from any other compensation payable by the Company to the Director any federal, state or local taxes required by law to be withheld with respect to a deferral, payment or accrual under the Plans, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law. Tax consequences of receiving or disposing of Awards and Shares may be complicated, depending in part on the Director’s specific situation. The Director is encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of the Director’s specific situation.
9.     Data Privacy. By receiving the Awards, the Director: (a) authorizes the Company and any agent of the Company administering the Plans or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Awards and the administration of the Plans, (b) waives any data privacy rights the Director may have with respect to such information, and (c) authorizes the Company and its agents to store and transmit such information in electronic form.
10.     Compliance with Section 409A. To the extent that the Company determines that the Awards are subject to Section 409A, these Terms and Conditions will be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. When the period during which payment may be made straddles two taxable years, in no event are you permitted, directly or indirectly, to designate the taxable year of any payment. To the extent that the Company determines that the Awards are subject to Section 409A and fail to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace the Awards in order to cause the Awards to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.
11.     Binding Effect; Entire Agreement. This document will inure to the benefit of the successors and assigns of the Company and be binding upon the Director and the Director’s heirs, executors, administrators, successors and assigns. This document and the Plans constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, understandings and agreements with respect to such matters.